QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1.2

Franco-Nevada Corporation Announces Commencement of Offer to Acquire Any and All
of the Common Shares of International Royalty Corporation

For immediate release

Toronto, Ontario — December 14, 2009 — Franco-Nevada Corporation (TSX: FNV) today announced that its wholly-owned subsidiary, 7293275 Canada Inc., has commenced the previously announced offer to acquire any and all of the outstanding common shares of International Royalty Corporation (TSX: IRC) at a price of C$6.75 per share. A copy of the offer and related circular has been delivered to IRC and filed with the securities regulatory authorities in Canada and with the United States Securities and Exchange Commission and will be publicly available through the internet under IRC's profile at www.sedar.com.

A request has been made to IRC for a list of its shareholders and holders of options to permit the mailing of the offer and circular and related materials, which will be mailed as soon as practicable following receipt of those lists.

The C$6.75 cash consideration represents a premium of approximately:

  •
  43% over the closing price of the IRC common shares on the TSX on the last trading day immediately before Franco-Nevada's announcement of its intention to make the Offer;

  •
  54% over the volume weighted average trading price of the IRC common shares on the TSX for the 20 trading days immediately before that announcement;

  •
  44% over the closing price of the IRC common shares on the AMEX on the last trading day immediately before that announcement;

  •
  52% over the volume weighted average trading price of the IRC common shares on the AMEX for the 20 trading days immediately before that announcement.

The offer will be open for acceptance until January 19, 2009 at 8:00 p.m. (Toronto time).

Additional Information and Where To Find It

Further details of the offer are contained in the offer and circular and related materials.

IRC shareholders and other interested parties are urged to read the offer and circular and related materials because they contain important information, including the terms and conditions of the offer. IRC shareholders and other interested parties may obtain a free copy of those materials as filed with the Canadian securities authorities at www.sedar.com and the Securities and Exchange Commission at www.sec.gov. The offer and circular and related materials also may be obtained without charge by contacting Kingsdale Shareholder Services Inc., which is acting as information agent in connection with the offer, at 1-877-659-1818 (toll free) or 416-867-2272 (outside North America).

Corporate Summary

Franco-Nevada (TSX: FNV) is a gold-focused royalty company with additional interests in platinum group metals, oil & gas and other assets. It is the leading gold royalty company as measured by gold revenues, number of gold royalties and Free Cash Flow margins. Its portfolio of high-margin cash flow producing assets is located principally in the United States, Canada and Australia. Franco-Nevada also holds a pipeline of potential future cash flowing assets that are being developed, permitted or explored.

Forward Looking Statements

Certain statements contained in this news release are "forward-looking statements" and are prospective. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "targets", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements are based on estimates and assumptions made by the Offeror and Franco-Nevada in light of their experience and their perception of historical trends, current conditions and expected future developments, as well as other factors that the Offeror and Franco-Nevada believe are appropriate in the circumstances, including their expectations of the timing, and the terms and benefits of the proposed acquisition. Many factors could cause the actual events to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the possibility that certain conditions of the Offer may not be satisfied; the timing and receipt of governmental approvals necessary to complete the Offer; the ability to make and/or complete the Compulsory Acquisition or the Subsequent Acquisition Transaction, as applicable; and legislative and/or regulatory changes. These factors should be considered carefully, and readers should not place undue reliance on the forward-looking statements contained in the Offer and Circular. The Offeror and Franco-Nevada disclaim any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or other circumstances, except to the extent required by applicable law.

For more information contact:

David Harquail
President & CEO
416-306-6300

Sharon Dowdall
Chief Legal Officer
416-306-6300

QuickLinks

  Exhibit 99.1.2